Exhibit 99.1

SERACARE ANNOUNCES SECOND QUARTER

FINANCIAL RESULTS

* Sales for the quarter increased 129% to $14.8 million

* EPS for the quarter increased 80% to $0.18

Company also announces key additions to management

Oceanside, Ca – May 3, 2005 –SeraCare Life Sciences, Inc. (NASDAQ - SRLS), today announced revenue and earnings for the fiscal 2005 second quarter ended March 31, 2005.

Sales for the second quarter of 2005 were $14.8 million. This is an increase of 129% compared with $6.5 million in the year-ago period, and an increase of 14% compared with $13.0 million in the first quarter of 2005. This increase is the result of the acquisitions completed in 2004 and organic growth.

Gross profit for the second quarter of 2005 increased 207% to $6.7 million, or 46% of sales, from $2.2 million, or 34% of sales, in the year-ago period, and 14% from $5.9 million, or 45% of sales, in the first quarter of 2005. Gross profit increased in the current quarter both as a result of the increase in revenues and the improvement in gross margins resulting from changes in product mix.

Operating income for the second quarter of 2005 increased 236% to $3.8 million from $1.1 million in the year-ago period, and from $3.3 million in the first quarter of 2005. The increase in operating income is the result of the increase in revenues as well as the increase in gross profit percentage over the prior year period. Those increases were partially offset by an increase in selling, general and administrative expenses, reflecting an expansion of sales and marketing activities resulting from the 2004 acquisitions as well as increased auditing, legal and other professional fees associated with public company reporting and related requirements.

Net income for the second quarter of 2005 increased 126% to $2.0 million from $0.9 million in the year ago period, and 18% from $1.7 million in the first quarter of 2005, despite an increase in interest expense resulting from borrowings to fund the 2004 acquisitions and a tax rate of 38% in the second quarter of 2005 as compared to a 19% tax rate in the year-ago period, and a 38% tax rate in the first quarter of 2005.

Diluted earnings per share for the second quarter of 2005 was $0.18 as compared to $0.10, in the year-ago period and $0.15 in the first quarter of 2005, based on fully-diluted shares of 11.0 million, 9.1 million and 11.0 million, respectively.

SeraCare Updates Fiscal 2005 Guidance:

Michael F. Crowley, Jr., President and Chief Executive Officer of SeraCare Life Sciences, Inc., said, “SeraCare had previously reported its expectation of sales of approximately $55-60 million, and diluted earnings per share of $0.65 to $0.70 for the full fiscal 2005 year. Reflecting SeraCare’s performance over the first two quarters of fiscal 2005, SeraCare now expects that its sales and diluted earnings per share will be at the upper end of that range.”

The Company also announced today the appointment of Craig Hooson as its Chief Financial Officer. Mr. Hooson is the former Senior Director, Finance Operations Controller at MedImmune, Inc. Mr. Hooson will join the SeraCare team by the end of May 2005. In addition, the Company announced that Kevin S. Gould was hired as Vice President, Sales & Marketing, of its BBI Diagnostics Division. Mr. Gould joins SeraCare from Medical Analysis Systems, a wholly owned subsidiary of Fisher Scientific International, where he served as Vice President, Sales & Marketing as well as other senior management positions.

SeraCare will host a conference call beginning at 11:00 a.m. ET today.

The conference call can be accessed as follows:

U.S. Toll Free Dial-In number: 1-877-407-9205

International Dial-In number 1-201-689-8054

A replay of the conference call will be available for seven days following the call. The replay dial-in number for the U.S. is 1-877-660-6853 and the dial-in number for international callers is 1-201-612-7415. The replay account number is 286. The replay PIN number is 151231.

A live webcast can be accessed at http://www.vcall.com/CEPage.asp?ID=91779. The replay will be available at that link for 45 days.

About SeraCare Life Sciences

SeraCare Life Sciences, Inc. is a manufacturer and supplier of biological materials and services essential for the use and manufacture of diagnostic tests and the discovery, development and commercial production of pharmaceuticals. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the Global Repository®, comprised of clinical samples (DNA, RNA, tissue, and serum) for use in the drug discovery and development processes. SeraCare is headquartered in Oceanside, CA, and maintains facilities in Cambridge and West Bridgewater, MA; Frederick and Gaithersburg, MD; and Hatboro, PA. For more information please visit www.seracare.com or divisional web sites at www.bbii.com and www.getdna.com.

Safe Harbor For Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. Such forward looking statements include the Company’s expectation that its sales and diluted earnings per share will be at the upper end of its previously provided range of sales of $55 - $60 million and diluted earnings per share of $0.65 to $0.70 for the full fiscal 2005 year. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements. Such factors include, but are not limited to (i) the Company’s ability to integrate the operations it acquired pursuant to its 2004 acquisitions into its own, (ii) the Company’s ability to retain its existing customers and attract new ones, (iii) the Company’s ability to timely develop and introduce new products and the success of those new product introductions, (iv) an interruption in the supply of diagnostic and therapeutic products or raw materials that the Company purchases from third parties and (v) risks related to international sales. Information on these and additional factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2004 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other public filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

SeraCare Life Sciences, Inc.

Statements of Income

(unaudited)

(In whole dollars, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2005	2004	2005	2004
Net sales	$14,788,266	$6,461,073	$27,788,209	$11,438,206
Cost of sales	8,058,778	4,267,151	15,171,259	7,342,945

Gross profit	6,729,488	2,193,922	12,616,950	4,095,261

Research and development expenses	60,193	—	114,169	—

Selling, general and administrative expenses	2,876,219	1,063,572	5,418,368	2,374,075

Income from operations	3,793,076	1,130,350	7,084,413	1,721,186

Interest expense (net)	604,497	44,274	1,184,906	68,144
Other expense	1,299	—	1,299	—

Income before income tax expense	3,187,280	1,086,076	5,898,208	1,653,042
Income tax expense	1,211,166	210,000	2,241,319	9,396

Net income	$1,976,114	$876,076	$3,656,889	$1,643,646

Earnings per common share:
Basic	$0.20	$0.11	$0.37	$0.21

Diluted	$0.18	$0.10	$0.33	$0.18

Weighted average shares used in per share calculation:
Basic	9,936,950	7,814,433	9,910,963	7,771,641

Diluted	11,020,103	9,058,483	10,994,115	9,009,187

SeraCare Life Sciences, Inc.

Balance Sheets

(unaudited)

(In whole dollars, except share data)

	March 31, 2005	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$1,259,542	$1,475,869
Accounts receivable, net of allowance for doubtful accounts of $87,000 as of March 31, 2005 and $108,000 as of September 30, 2004	11,642,079	12,025,081
Inventory, net	31,482,218	26,162,276
Prepaid expenses and other current assets	1,216,376	1,268,821

Total current assets	45,600,215	40,932,047

Property and equipment, net	7,836,437	7,423,044
Goodwill	31,533,777	33,197,442
Other intangible assets	6,659,104	6,404,131
Other assets	1,356,540	1,171,382

Total assets	$92,986,073	$89,128,046

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,933,637	$7,180,473
Accounts payable to related parties	3,275,680	1,699,666
Accrued expenses	2,731,358	4,321,370
Current portion long-term debt	3,852,108	3,807,660

Total current liabilities	16,792,783	17,009,170
Long-term debt	22,353,748	22,466,579
Notes payable, related parties	3,500,000	3,500,000
Other liabilities	415,812	388,578

Total liabilities	43,062,343	43,364,327

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, no par value, 25,000,000 shares authorized, no shares issued and outstanding
Common stock, no par value, 25,000,000 shares authorized, 9,957,779 and 9,762,116 shares issued and outstanding as of March 31, 2005 and September 30, 2004, respectively	23,438,588	22,935,466
Additional paid-in capital	13,519,422	13,519,422
Retained earnings	12,965,720	9,308,831

Total stockholders’ equity	49,923,730	45,763,719

Total liabilities and stockholders’ equity	$92,986,073	$89,128,046

Contact:

The Trout Group

Jonathan Fassberg, 212-477-9007 x16

jfassberg@troutgroup.com

Source: SeraCare Life Sciences, Inc.